Exhibit 99.1

Mylan to Acquire Bioniche Pharma Global Injectable Pharmaceuticals Business

Transaction expected to be immediately accretive in year one, without accounting for any synergies -

PITTSBURGH, July 14, 2010 /PRNewswire via COMTEX News Network/ -- Mylan Inc. (Nasdaq: MYL) today announced plans to acquire Bioniche Pharma Holdings Limited, a privately held, global injectable pharmaceutical company for $550 million in cash. Bioniche Pharma will provide Mylan not only an immediate entry into the North American injectables market but also a platform for future growth opportunities. This transaction is expected to be accretive to Mylan's earnings in year one, without accounting for any operational or other synergies.

Mylan Chairman and CEO Robert J. Coury said: "We are extremely pleased to be adding this complementary, high growth, high margin business to our one-of-a-kind global pharmaceutical platform. Bioniche Pharma has maintained a long-held strategy of focusing on quality injectable products with limited competition and difficult-to-develop and -manufacture compositions. With this one transaction, we will have acquired the necessary critical mass to compete in the attractive U.S. injectables market as well as the ability to even further leverage this business throughout the rest of our global commercial platform."

In addition, Bioniche Pharma combined with UDL Laboratories, Mylan's unit dose business, will form "Mylan Institutional," a new hospital/institutional business in the North American region of the company's generics segment. This business will focus on the hospital and institutional markets through which Mylan will serve group purchasing organizations, wholesalers, hospitals, surgical and radiology services, home infusion and retail areas with a differentiated and tailored product offering.

Mylan President Heather Bresch commented: "This acquisition satisfies one of our long-standing objectives of filling product and therapeutic gaps in our U.S. portfolio. Bioniche Pharma injectables and Mylan's U.S. offerings - including Mylan Pharmaceuticals' extensive solid-dose portfolio; Mylan Technologies' innovative transdermal technologies, such as Fentanyl Transdermal System; and UDL Laboratories' well-established distribution channel - are expected to position Mylan as a leader in the U.S. institutional marketplace."

Bresch added: "In addition to filling the gap for Mylan in this important therapeutic category and because of the nature of the institutional marketplace, Bioniche Pharma will fill an extremely important prerequisite toward the viability of the commercialization of Mylan's own generic biologics platform in the near future."

Bresch also noted: "I am excited to bring Bioniche Pharma and its employees into the Mylan family of companies, and I am pleased to report that we have secured employment contracts with key members of Bioniche Pharma's management team."

Bioniche Pharma, based in Galway, Ireland, had approximately $130 million in net revenue for the twelve months ended May 31, 2010, and approximately $43.5 million in net revenue for the three-month period ended May 31, 2010. Most of these sales were derived in the U.S. commercial marketplace. The company manufactures and sells a diverse portfolio of products across several therapeutic areas for the hospital setting, including analgesics/anesthetics, orthopedics, oncology, and urology. In addition to 30 plus marketed products, Bioniche Pharma has made significant investments in its pipeline that are expected to drive robust future growth. This pipeline includes 15 Abbreviated New Drug Applications pending approval at the U.S. Food and Drug Administration and more than 25 additional products in various stages of development.

Mylan is not assuming any of Bioniche Pharma's outstanding debt or acquiring the company's cash as part of the transaction. Mylan expects to finance this transaction using a combination of cash on hand and available borrowings. The closing of this transaction is conditional upon regulatory approvals and other customary closing conditions and is expected to occur within 60 days. Credit Suisse acted as an exclusive financial advisor to Mylan in this transaction, and Deutsche Bank acted as an exclusive financial advisor to Bioniche Pharma. The external legal counsel for Mylan is Cravath, Swaine & Moore LLP and for Bioniche Pharma, Kirkland & Ellis LLP.

About Mylan

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry's broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world's largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.

About Bioniche Pharma

Bioniche Pharma is a global manufacturer of injectable pharmaceutical products serving a variety of niche markets, including analgesics/anesthetics, orthopedics, oncology, and urology. A strong development pipeline fuels the company's growth. RoundTable Healthcare Partners, a private equity firm based in Lake Forest, Illinois, acquired Bioniche Pharma in February 2006. More information about Bioniche Pharma and prescribing information for its products can be found at www.bionichepharma.com.

This press release includes statements that constitute "forward-looking statements," including with regard to the planned acquisition and the expected future business and financial performance of Mylan resulting from and following such transaction. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: factors relating to satisfaction of the conditions to the acquisition, including regulatory approvals; challenges and costs relating to integration of the business into the company; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the impact and effects of legal or regulatory proceedings, actions or changes; general market perception of the transaction; exposure to lawsuits and contingencies associated with both companies' businesses; the ability to attract and retain key personnel; prevailing market conditions; changes in economic and financial conditions of the company's business; uncertainties and matters beyond the control of management; and the other risks detailed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update these statements for revisions or changes after the date of this release.

SOURCE Mylan Inc.

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